Exhibit 99.2

News Release

For Immediate Release

ALERIS SIGNS LETTER OF INTENT TO ACQUIRE DOWNSTREAM

ALUMINUM BUSINESS OF CORUS GROUP PLC

Beachwood, OH- March 16, 2006- Aleris International, Inc. (NYSE: ARS) today announced that it has entered into a non-binding letter of intent to acquire the $1.8 billion revenue downstream aluminum business of Corus Group plc.

The proposed transaction would include Corus’aluminum rolling and extrusion businesses but will not include Corus’primary aluminum smelters. Net cash consideration for the acquisition will be approximately €700 million (US $840 million), excluding the assumption of approximately €28 million of debt as well as certain other liabilities. The parties intend to enter into a binding agreement following Corus’ consultations with the appropriate European employee works councils and trade unions as required by applicable labor laws. The acquisition would be subject to regulatory approvals, with the closing envisaged in the third quarter of 2006.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris said, “The Corus businesses provide an outstanding opportunity to expand our global reach and enter new aluminum applications with superior technology and high value-added products including aircraft plate and sheet, automotive sheet and hard-alloy extrusions, among many others. In addition, we will have many new global customers and world-class research and development and manufacturing capabilities that we will utilize throughout our global operations. Aleris will be gaining a management team with deep industry experience and a technically oriented highly skilled work force. Our greater scale, broader product offering and geographic exposure should accelerate our growth and provide greater earnings diversity.”

Aleris expects to fund the acquisition with a combination of debt and equity to provide the Company the optimum financial flexibility in the future. Aleris has received a joint commitment from Deutsche Bank AG and Citigroup Corporate and Investment Banking to provide all funding necessary to close the transaction.

The Company expects the proposed transaction to be accretive to earnings in the first twelve months following the acquisition. The Company’s preliminary estimate of potential synergies resulting from the transaction is $25 million, which will be realized over the next two years. Principal areas of focus include metals and non-metals purchasing and manufacturing where the transfer of best practices and the implementation of Six Sigma and predictive maintenance capabilities should provide significant opportunities.

Under the terms of the letter of intent, Aleris would acquire the aluminum rolling and extrusion businesses of Corus’ aluminum division while Corus will retain its two aluminum smelters in Delfzijl, Netherlands and Voerde, Germany. Aleris will execute a metal supply agreement with Corus for a portion of the expected aluminum requirements of the rolling and extrusion businesses. Corus’ aluminum rolling business has facilities in Koblenz, Germany; Duffel, Belgium; and Cap-de-la-Madeleine and Toronto, Canada. The Koblenz rolling mill is one of the most specialized mills in the world with longstanding relationships with leading aerospace, commercial plate and brazing sheet customers worldwide. The extrusion business has facilities in Vogt, Bonn and Bitterfeld, Germany; Duffel, Belgium; and Tianjin, Peoples Republic of China. These Corus downstream aluminum businesses employ approximately 4600 employees.

For 2005, Aleris reported revenues of $2,429 million and net income of $74.3 million. We estimate that, in 2005, the Corus downstream aluminum businesses generated revenues of approximately €1,478 million (US $1,840 million).

Following completion of the proposed transaction, the combined company would have a total of approximately 8,800 employees and would operate 52 manufacturing locations in North America, South America, Europe and Asia.

Citigroup Corporate and Investment Banking acted as advisor to Aleris on the transaction.

About Aleris

Aleris International, Inc. is a major North American manufacturer of rolled aluminum products and is a global leader in aluminum recycling and the production of specification alloys. We are also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 42 production facilities in the United States, Brazil, Germany, Mexico and Wales, and employs approximately 4,200 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from industry consolidation and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisition; further slowdowns in automotive production in the U.S. and Europe, the financial condition of Aleris’ customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of the Company’s shipments; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and its annual report on Form 10-K for the fiscal year ended December 31, 2005, particularly the sections entitled “Risk Factors” contained therein.